Exhibit 99.1

Gulfport Energy Corporation	FOR IMMEDIATE RELEASE
14313 N. May Avenue, Suite 100
Oklahoma City, OK 73134
Phone: (405) 848-8807
Fax: (405) 848-8816

For Further Information
Contact: Jim Palm
(405) 848-8807, Ext. 179

Gulfport Energy Corporation Reports Updates on Drilling Program and Effects of Hurricane Rita

OKLAHOMA CITY, Feb. 17, 2006 — Gulfport Energy Corporation (OTC Bulletin Board: GPOR), reports update on Drilling Program and Effects of Hurricane Rita.

Hurricane Rita / Facilities Update

On September 26, 2005, Gulfport Energy Corporation (“Gulfport”) announced that it had sustained damage to both its Hackberry field located in Cameron Parish, Louisiana and its WCBB field located in St. Mary Parish, Louisiana as a result of Hurricane Rita, a Category 5 hurricane which hit land on September 24, 2005. On September 21, 2005, in preparation for the hurricane, both of Gulfport’s fields were shut-in. On February 5, 2006, Gulfport began bringing some of its WCBB production back on-line. Gulfport believes its insurance coverage will adequately cover the damage to its facilities and platform.

At Hackberry, production prior to shutting in for Hurricane Rita was approximately 282 net barrels of oil equivalent per day (“BOEPD”). Production was reestablished in November 2005, and during January 2006 the wells averaged approximately 238 net BOEPD with only one small facility still needing repair. At WCBB, production prior to shutting in for Hurricane Rita was approximately 2,144 net BOEPD. Repairs have been made to our main tank battery and the gas sales line at WCBB, and 11 of 57 active wells in the field are currently producing. Gulfport has completed repairs to the facilities that handle approximately 50% of the Company’s production and it is anticipated that the balance of Gulfport’s production facilities will be brought on line in the second quarter of 2006. As a result of the hurricane damage to the production facilities, nine wells that were drilled during 2005 and 2006 have not been completed. Production casing has already been run on these wells and Gulfport expects to finalize their completion and bring the new wells’ production online beginning in Quarter 2.

West Cote Blanche Bay Field Drilling Program

Gulfport owns a 100% gross working interest (“GWI”) and 79.44% net revenue interest (“NRI) in West Cote Blanche Bay (“WCBB”) within its 5,522 acre State Lease 340 through all productive intervals to the base of the 13,900’ Sand and a 40.4% GWI and 29.95% NRI below the 13,900’ Sand. WCBB has produced approximately 230 million barrels of oil equivalent (“BOE) since its discovery in 1940.

During 2005, Gulfport drilled 17 wells and recompleted nine existing wells at WCBB. Of the 17 wells drilled in 2005, nine were completed as producing wells with approximately 1,283 feet of apparent net pay, six are currently waiting on completion due to Hurricane Rita with approximately 640 feet of apparent net pay, one is waiting on side-tracking, and one, a shallow wildcat drilled to hold acreage, was unsuccessful. Gulfport currently anticipates drilling 22 wells and 18 recompletions in WCBB during 2006. To date, Gulfport has drilled three deep wells and one shallow well at WCBB. Gulfport expects the three deeper wells (total depth 8,927’ to 9,400’) will be productive with approximately 262 feet of apparent net pay. The fourth well, a shallow (2,500’) test well, was dry. Most of the wells to be drilled during 2006 will be oil wells, which are also expected to produce associated gas, and have a measured drilling depth of approximately 9,500’ or less. During the Summer 2006,, Gulfport anticipates drilling a wildcat 12,000’ test targeting the higher-pressure gas zones in the field at a total anticipated well cost of approximately $5.5 million assuming no problems. If successful, the deeper test is expected to be followed by additional deep drilling during 2007.

East Hackberry 2006 Drilling Program

Gulfport owns a 100% GWI and an approximate 78.7% NRI interest in about 3,150 acres in the Hackberry Field which has over 30 productive formations and has produced approximately 120 million BOE since it was discovered in 1927. During 2005, Gulfport shot a proprietary 42 square mile 3-D seismic survey at Hackberry at a total cost of approximately $6.0 million. Given that the production of the Hackberry Field was produced without the benefit of modern seismic information, Gulfport is optimistic that the newly acquired 3-D data will significantly enhance the probability of drilling success. The newly processed 3-D seismic data suggests a number of drilling locations, with six locations currently scheduled to be drilled during 2006 at a measured depth of approximately 13,000’ using directional drilling techniques. The 3-D seismic data also suggests the possibility of deep gas production and, as a result, Gulfport intends to drill a deep wildcat well during 2007 at a total anticipated well cost of approximately $4.0 million. If productive, multiple offset locations could be drilled.

2006 Guidance

On September 16, 2005, Gulfport announced its guidance for 2006. As a result of the damage and interruption caused by Hurricane Rita, Gulfport is providing the following updated guidance for 2006:

•	2006 production estimate of 1,300,000 to 1,400,000 BOE with production increasing during the year, as compared with its previous estimate of 1,450,000 to 1,600,000 BOE. This change is mainly related to lower than expected production for the first quarter of 2006 as a result of Hurricane Rita

•	Capital expenditures in a range of $45 to $60 million for 2006 remain unchanged. Gulfport has spent $4.8 million in capital expenditures year-to-date.

•	Lease operating expenditures of $6.00 to $7.00 per BOE for 2006, up from the previously expected $5.50 to $6.00 per BOE mainly related to lower than expected production for the first quarter of 2006 as a result of Hurricane Rita

•	Selling, general and administrative expense of $1.40 to $1.60 per BOE for 2006 remains unchanged

Liquidity

Gulfport intends to fund its 2006 drilling activity with current cash of approximately $2.0 million, cash flows from operations and borrowings under its $30.0 million credit facility with Bank of America. As of this date, Gulfport has outstanding borrowings of $12.5 million under the credit facility.

About Gulfport

Gulfport is an independent oil and gas exploration and production company with its principal producing properties located along the Louisiana Gulf Coast. Gulfport seeks to achieve revenue growth and increase cash flow by undertaking drilling programs each year. The Gulfport website is www.gulfportenergy.com.

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this news release that address activities, events or developments that Gulfport, expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of Gulfport’s business and operations, plans, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Gulfport in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Gulfport’s expectations and predictions is subject to a number of risks and uncertainties, general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Gulfport; competitive actions by other oil and gas companies; changes in laws or regulations; and other factors, many of which are beyond the control of Gulfport. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Gulfport will be realized, or even if realized, that they will have the expected consequences to or effects on Gulfport, its business or operations. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.